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                                  EX-99.B.8.30

                                SERVICE AGREEMENT
                                      WITH
                          LORD ABBETT SERIES FUND, INC.

         AGREEMENT, effective as of July 20, 2001 between Lord Abbett Series Fund, Inc. (the "Fund"), a Maryland corporation, and Aetna Insurance Company of America ("Aetna"), a Florida corporation, for the provision of described administrative and shareholder services by Aetna in connection with shares of the Fund as described in the Fund Participation Agreement dated July 20, 2001 between Aetna, the Fund and Lord Abbett Distributor LLC (the "Fund Participation Agreement").

In consideration of their mutual promises, the Fund and Aetna agree as follows:

1.       Aetna agrees to provide the following services to the Fund:

         a. responding to inquiries from owners of Aetna variable annuity contracts and variable life insurance policies using one or more of the Fund's portfolios (the "Portfolios") as an investment vehicle ("Contractholders") regarding the services performed by Aetna that relate to the Portfolios;

         b. providing information to the Funds and Contractholders with respect to Fund shares attributable to Contractholder accounts;

         c. communicating directly with Contractholders concerning the Fund' operations;

         d. providing such other similar services as the Fund may reasonably request to the extent permitted under applicable federal and state requirements.

2.       (a)      Administrative services to Contractholders owners and
                  participants shall be the responsibility of Aetna and shall not be the responsibility of the Fund. The Fund recognizes
                  Aetna as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the savings resulting from such arrangement, and to compensate Aetna for its costs, the Fund agrees to pay to Aetna and Aetna agrees to accept as full compensation for all services rendered hereunder an amount described in Schedule A attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.

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         (b)      The parties agree that the Adviser's payments to Aetna are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (c)      For the purposes of computing the fee contemplated by this
                  Section 2, the average aggregate amount invested by Aetna over a one month period shall be computed by totaling Aetna's aggregate investment (share net asset value multiplied by total number of shares held by Aetna) in each Portfolio on each business day during the month and dividing by the total number of business days during each month.

         (d) The Fund will calculate the fees at the end of each month and will make payment to Aetna within 30 days after the end of each quarter. The fees will be accompanied by a statement showing the calculation of the amounts payable by the Fund and such other supporting data as may be reasonably requested by Aetna. Payment will be wired by the Fund to an account designated by Aetna.

3. Aetna agrees to indemnify and hold harmless the Fund and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of Aetna under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of the Fund's misfeasance, bad faith or gross negligence in the performance of its duties.

4. The Fund agrees to indemnify and hold harmless Aetna and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Fund under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of Aetna's own willful misfeasance, bad faith or gross negligence in the performance of its duties.

5. Either party may terminate this Agreement, without penalty, (i) on sixty (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party, or if the Participation Agreement is terminated.

6. The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.

7. This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

8. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the

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         party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

         To Aetna:

                  Aetna Insurance Company of America
                  151 Farmington Avenue
                  Hartford, Connecticut  06156
                  Attention:  Julie E. Rockmore, Counsel

         Tothe Fund:

                  Lord Abbett Series Fund, Inc.
                  c/o Lord Abbett Distributor llc
                  90 Hudson Street
                  Jersey City, New Jersey 07302
                  Attention:  General Counsel

9.     LIMITATION ON LIABILITY OF DIRECTORS, ETC.

       This agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund. The obligations of this agreement shall be binding upon the assets and property of the Fund and each respective Portfolio thereof only and shall not be binding on any Director, officer or shareholder of the Fund individually. In addition, notwithstanding any other provision of this Agreement, no Portfolio shall be liable for any loss, expense, fee, charge or liability of any kind relating to or arising from the actions or omissions of any other Portfolio or from the application of this Agreement to any other Portfolio.

Any notice, demand or other communication given in a manner prescribed in this
Section 8 shall be deemed to have been delivered on receipt.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.

                                          LORD ABBETT SERIES FUND, INC.

                                          By:  /s/ Lawrence H. Kaplan
                                               ----------------------
                                               Lawrence H. Kaplan

                                          Date:  October 15. 2001
                                                 ----------------

                                          AETNA INSURANCE COMPANY OF AMERICA

                                          By:  /s/ Laurie M. Tillinghast
                                               -------------------------
                                               Laurie M. Tillinghast

                                          Date:  July 20, 2001
                                                 -------------
                                          Pursuant to a Delegation of Authority
                                          Dated 8/12/98

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                                   SCHEDULE A

In consideration of the services provided by Aetna, the Fund agrees to pay Aetna an amount equal to ___ basis points (X.XX%) per annum of the total average aggregate amount invested by Aetna in any of the the Fund's Portfolios under the Fund Participation Agreement.

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